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                                                                       EXHIBIT 2



                                MERGER AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION


      THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION ("AGREEMENT") is made and entered into as of December 15, 2000, by and among: NATIONAL AUTO CREDIT, INC. ("NAC" or the "PARENT"), a Delaware corporation; ZLT ACQUISITION CORP. ("ZLT" or "MERGER SUB"), a Delaware corporation and a wholly owned subsidiary of Parent; ZOOMLOT CORPORATION ("ZOOMLOT" or the "ACQUIRED COMPANY"), a Delaware corporation; and (each of the following, a "SHAREHOLDER" and all of the following together, collectively, the "SHAREHOLDERS") Ernest C. Garcia II, Verde Reinsurance Company, Ltd., a Nevis Island corporation, Ernie Garcia III 2000 Trust, Brian Garcia 2000 Trust, Ray Fidel, Steven Johnson, Mark Sauder, EJMS Investors Limited Partnership, an Arizona limited partnership, Colin Bachinsky, Chris Rompalo, Donna Clawson, Mary Reiner, and Kathy Chacon.

                                    RECITALS

      A. NAC wishes to acquire all of the outstanding capital stock of ZoomLot from the Shareholders.

      B. NAC, Merger Sub, ZoomLot, and the Shareholders intend to effect a merger of ZoomLot with and into Merger Sub (the "MERGER") in accordance with this Agreement and the Delaware General Corporation Law (the "DELAWARE CORPORATE LAW"). Upon consummation of the Merger, ZoomLot will have been merged into Merger Sub, which, as the surviving corporation of the Merger, will succeed to all of the assets and liabilities of ZoomLot, will change its name to ZoomLot Corporation and, subject to the terms of this Agreement, will continue to carry on the business of ZoomLot.

      C. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "CODE").

      D. NAC has caused the formation of Merger Sub for the purpose of accomplishing a tax-free triangular merger with ZoomLot.

      E. This Agreement has been approved by the respective boards of directors of NAC, Merger Sub and ZoomLot and has been adopted by NAC, as the sole stockholder of Merger Sub.

      F. In connection with the execution and delivery of this Agreement, some or all of the Shareholders are executing and delivering to Parent (i) a Registration Rights Agreement dated as of even date herewith, (ii) a certain Lockup, Standstill and Voting Agreement, dated as of even date herewith, wherein such Shareholders have agreed, inter alia, to certain restrictions on the transfer of the shares of capital stock of NAC to be received by them in the Merger and to certain other restrictions and, under certain circumstances, to vote their shares in NAC in a prescribed manner and (iii) certain Employment Agreements,.

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      NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound hereby, do mutually agree as follows:

                                    ARTICLE 1

                                   THE MERGER

      In connection with the Merger, the respective boards of directors of NAC, ZLT and ZoomLot have, by resolutions duly adopted, approved the following provisions of this Article 1 as the plan of merger required by the applicable provisions of the Delaware Corporate Law:

      1.1 THE MERGER. At the Effective Time (as defined in SECTION 1.3), in accordance with this Agreement and the Delaware Corporate Law, ZoomLot shall be merged with and into Merger Sub, the separate existence of ZoomLot (except as such existence may be continued by operation of law) shall cease, and Merger Sub shall continue as the surviving corporation under the corporate name of "ZoomLot Corporation." Merger Sub, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the "SURVIVING CORPORATION."

      1.2 EFFECT OF THE MERGER. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Merger Sub and ZoomLot (collectively, the "CONSTITUENT CORPORATIONS"); all property, real, personal and mixed, and all accounts payable arising in the ordinary course of business and accrued expenses due on whatever account, and all debts, liabilities and duties due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the Surviving Corporation shall be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, in each case in accordance with Delaware Corporate Law and, to the extent applicable, Arizona Law.

      1.3 CONSUMMATION OF THE MERGER. The parties hereto will cause a certificate of merger relating to the Merger to be delivered to the Secretary of State of the State of Delaware in accordance with Delaware Corporate Law. The Merger shall be effective at such time as such certificate of merger is duly filed with the Secretary of State of the State of Delaware. The date and time when the Merger shall become effective is referred to herein as the "EFFECTIVE TIME." It is the intention of the parties to cause such certificate of merger to be filed with the Secretary of State of the State of Delaware during the Closing (as defined in SECTION 1.7 below).

      1.4 CERTIFICATE OF INCORPORATION AND BYLAWS: DIRECTORS AND OFFICERS.

          (a) The Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Certificate of Incorporation and Bylaws


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          until amended or otherwise changed as provided therein and under the
          Delaware Corporate Law.

          (b) NAC, as the sole shareholder of the Surviving Corporation, shall vote its shares in the Surviving Corporation so as to cause the Board of Directors of the Surviving Corporation immediately after the Effective Time to consist of three (3) directors, two (2) of which are to be nominated by NAC and one (1) of which (the "SHAREHOLDER'S DIRECTOR") is to be nominated by the Shareholders' Representative (as defined in SECTION 9.11 below). The initial Shareholders' Director shall be Ray Fidel. The Board of Directors of the Surviving Corporation shall continue to consist of three (3) directors until the end of the Forfeiture Period (as defined in SECTION 1.8(b) below), and the Shareholders shall retain the right to nominate the Shareholders' Director until the end of the Forfeiture Period. If at any time, while the Shareholders are entitled to nominate the Shareholders' Director, it becomes necessary or the Shareholders desire to replace the incumbent Shareholders' Director, the Shareholders' Representative, on behalf of the Shareholders, shall notify NAC (and NAC shall notify any other shareholders, if any, of the Surviving Corporation) of their intentions and shall specify the Shareholders' new nominee. If at such time NAC is the sole shareholder of the Surviving Corporation, NAC shall cause the board of directors of the Surviving Corporation to include the Shareholders' new nominee; but if at such time NAC is not the sole shareholder of the Surviving Corporation, NAC shall vote its shares in the Surviving Corporation in favor of causing the Board of Directors of the Surviving Corporation to include the Shareholders' new nominee. Following the end of the Forfeiture Period, the shareholders of the Surviving Corporation shall have full control over the composition of the Board of Directors of the Surviving Corporation

          (c) The officers of ZoomLot holding office immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, holding the same offices as they held with ZoomLot prior thereto.

      1.5 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, ZoomLot or the holders of any of the outstanding securities will be treated as follows:

          (a) All 100,000 shares of common stock (the "ZOOMLOT COMMON STOCK"), par value $.01 per share, of ZoomLot issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and shall be converted into and become (i) 270,953 validly issued, fully-paid and nonassessable shares of NAC's Series B preferred stock ("SERIES B PREFERRED STOCK"), par value $.50 per share and with the rights and preferences therefor as designated pursuant to the Certificate of Designations in the form attached hereto as EXHIBIT J (the "CERTIFICATE OF DESIGNATIONS") and (ii) 729,047 validly issued, fully-paid and nonassessable shares of NAC's Series C preferred stock ("SERIES C PREFERRED STOCK"), par value $.50 per share and with the rights and preferences therefor as designated pursuant to the Certificate of Designations, all of which


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          shares of Series B Preferred Stock and Series C Preferred Stock
          (collectively, the "NAC MERGER SHARES") shall be issuable to and among the Shareholders pro rata; provided, however, that no fractional shares of Series B or Series C Preferred Stock shall be issued to any Shareholder, but any fractional share of Series B or Series C Preferred Stock shall be rounded up or down to the nearest whole number share of Series B or Series C Preferred Stock.

          (b) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to constitute one validly issued, fully-paid and nonassessable share of common stock, par value $.01 per share, of the Merger Sub as the Surviving Corporation.

          (c) The number of NAC Merger Shares set forth in subsection (a) above shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into NAC common stock, $.05 par value per share (the "NAC COMMON STOCK")), reorganization, recapitalization or other like change with respect to NAC Common Stock occurring after the date hereof and prior to the Effective Time.

      1.6 REORGANIZATION. The parties hereby adopt this Agreement as a "plan of reorganization" and shall consummate the Merger in accordance with Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. None of the parties shall take a reporting position inconsistent with the treatment of the Merger as a reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Further, none of the parties shall take a reporting position reflecting the NAC Merger Shares as either (i) "nonqualified preferred stock" (as defined in Section 351(g)(2) of the Code) or (ii) "Section 306 stock" (as defined in
Section 306(c) of the Code).

      1.7 CLOSING. The closing (the "CLOSING") of the transactions contemplated by this Agreement shall occur immediately upon the due execution hereof by all of the parties hereto at such place and at such time as the parties may mutually agree upon. It is the intention of the parties to cause the certificate of merger to be filed with the Secretary of State of the State of Delaware during the Closing. If necessary to accomplish all of the transactions provided for herein or contemplated hereby, the Closing may occur over more than one day, but in any event no later than December 31, 2000. Notwithstanding anything contained herein to the contrary, immediately upon the execution and delivery of this Agreement by or on behalf of all of the parties hereto, the Shareholders shall be entitled to have two individuals, as designated by the Shareholders' Representative (as hereinafter defined), appointed to fill vacancies, and to serve, on the board of directors of NAC pending completion of the Closing, any such appointment to be effective until such time as the registered holders of shares of the Series B Preferred Stock (voting as a class) are entitled, pursuant to the Certificate of Designations, for the first time to elect one or more members to the board of directors of NAC or, if earlier, until the passage of December 31, 2000 without the completion or consummation of the Closing.

      1.8 DELIVERY OF CERTIFICATES, POSSIBILITY OF FORFEITURE.

          (a) DELIVERY. At the Closing, NAC shall deliver to each Shareholder a stock certificate or certificates registered in his, her or its name representing 100% of


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          such Shareholder's pro rata portion (based upon his, her or its percentage ownership of the outstanding ZoomLot Common Stock immediately prior to the Effective Time) of the NAC Merger Shares, certain of which certificates will be subject to the possibility of forfeiture as set forth in SECTION 1.8(b) below. The shares of Series C Preferred Stock to be issued to each Shareholder shall be represented by two stock certificates, each representing one-half (1/2) of the total number of shares of Series C Preferred Stock to be issued to such Shareholder.

          (b) POSSIBILITY OF FORFEITURE, OBJECTIVES. The shares of Series B Preferred Stock and 62,380 shares of the Series C Preferred Stock to be issued in the Merger shall not be subject to forfeiture (the Series B Preferred Stock and such shares of Series C Preferred Stock are hereinafter referred to collectively as the "NONFORFEITABLE SHARES"). Prior to December 31, 2003 (such date being referred to as the "EXPIRATION DATE" and the period between the Closing and the Expiration Date being referred to as the "FORFEITURE PERIOD"), the remainder of the shares of the Series C Preferred Stock issued in the Merger as contemplated under SECTION 1.5(a) above (such shares collectively the "FORFEITABLE SHARES") shall be subject to forfeiture and return to NAC in the event that the Surviving Corporation does not meet certain objectives (the "FIRST OBJECTIVE" and the "SECOND OBJECTIVE," respectively, and collectively the "OBJECTIVES") that are set forth in the attached EXHIBIT A. Upon the issuance of any stock certificate representing those shares of Series C Preferred Stock that are Nonforfeitable Shares, a designation shall be made on such stock certificate that the shares represented thereby are Nonforfeitable Shares; and upon the issuance of any stock certificate representing those shares of Series C Preferred Stock that are Forfeitable Shares, a designation shall be made on such stock certificate that the shares represented thereby are Forfeitable Share

          In the event the Surviving Corporation (together with its consolidated subsidiaries, if any) meets the First Objective on or before the Expiration Date, one-half (1/2) of the Forfeitable Shares will cease to be subject to forfeiture. In the event the Surviving Corporation (together with its consolidated subsidiaries, if any) meets the Second Objective on or before the Expiration Date, the remaining one-half (1/2) of the Forfeitable Shares will cease to be subject to forfeiture. Notwithstanding the foregoing, if by the Expiration Date the Surviving Corporation (together with its consolidated subsidiaries, if any) has met the Second Objective but not the First Objective, none of the Forfeitable Shares shall be forfeited.

          (c) PROCEDURE. For purposes of determining whether either or both of the Objectives have been achieved and/or the performance and development criteria set forth in EXHIBIT E attached hereto have been, or are being, complied with, the parties shall use the following procedure. Promptly after the preparation of financial statements for each fiscal quarter, NAC shall deliver to the Shareholders' Representative (as hereinafter defined) the consolidated balance sheet and income statements for the Surviving Corporation and its subsidiaries for such fiscal quarter and for the fiscal year-to-date through the end of such fiscal quarter (the


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          "FINANCIAL STATEMENTS"), which statements shall have been prepared in accordance with generally accepted accounting principles ("GAAP") (but excluding footnotes and other disclosures required by GAAP). NAC shall also calculate the earnings before interest, taxes, depreciation and amortization of the Surviving Corporation and its consolidated subsidiaries (the "SURVIVING CORPORATION EBITDA"), which shall be adjusted as necessary to exclude any corporate overhead, management fee or similar expenses, if any, of NAC, and any other financial or operating results referred to on EXHIBIT A hereto and shall provide to the Shareholders' Representative a statement setting forth in reasonable detail the computation thereof. The foregoing calculation of the Surviving Corporation EBITDA and such other financial or operating results shall be used in determining whether any shares continue to be subject to forfeiture under SECTION 1.8(b) hereof unless, within fifteen (15) days after the initial determination thereof has been given to the Shareholders' Representative, the Shareholders' Representative has given NAC notice (the "EBITDA DISPUTE NOTICE") that the Shareholders' Representative disputes the calculation of the Surviving Corporation EBITDA or other financial or operating results, which notice shall set forth in reasonable detail the exclusions or calculations being disputed in good faith. In the event an EBITDA Dispute Notice is timely given by the Shareholders' Representative, NAC and the Shareholders' Representative shall attempt in good faith to resolve the dispute. Each party shall cooperate fully with the other in connection with the foregoing calculation and shall permit access to all information reasonably necessary to make or verify such calculation.

          (d) ARBITRATION. If NAC and the Shareholders' Representative are unable to resolve a dispute as to the satisfaction of the First Objective or the Second Objective or as to whether the performance and development criteria set forth in EXHIBIT E have been, or are being, met in all material respects, such dispute will be resolved by binding arbitration before a single, independent arbitrator who is or has been a Certified Public Accountant actively engaged in accounting practice. In the event that NAC and the Shareholders' Representative are unable to agree upon an arbitrator, the arbitrator will be selected by the American Arbitration Association ("AAA") located in New York City in accordance with the commercial arbitration rules of the AAA. Any arbitration proceeding contemplated hereunder (whether pursuant to this SECTION 1.8(d) or any other provision of this Agreement) shall be conducted in New York City. Each of NAC and the Shareholders shall bear their own costs in connection with any arbitration. The resolution of disputes by such arbitrator shall be set forth in writing and shall be conclusive and binding upon, and non-appealable by, the parties, and the determination of (A)(i) the Surviving Corporation EBITDA and/or such other financial or operating results used in determining whether any shares continue to be subject to forfeiture and (ii) whether or not an Objective has been satisfied and
          (B) whether the performance and development criteria set forth in EXHIBIT E have been, or are being, met in all material respects, or with respect to any other matter contemplated hereunder to be determined or resolved by arbitration, shall become final upon the date of such resolution, and may be entered as a final judgment in any court of proper jurisdiction


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          (e) VALUATION EVENT. The Forfeitable Shares shall also cease to be subject to forfeiture upon the occurrence of any of the following events (each a "VALUATION EVENT") at any time on or before the Expiration Date: (i) the execution by the Surviving Corporation or one of its subsidiaries, during the Forfeiture Period, of an agreement that provides for a private cash equity investment in the Surviving Corporation or such subsidiary of not less than $10 million and pursuant to which the pre-money valuation of the Surviving Corporation and its subsidiaries is $30 million or more, provided that the transaction contemplated by such agreement closes prior to or within 120 days following the Expiration Date; (ii) the execution, during the Forfeiture Period, of an agreement for the sale by NAC of all or substantially all of the equity or assets of the Surviving Corporation in a transaction in which the Surviving Corporation and/or its subsidiaries are valued at $30 million or more, provided that the transaction contemplated by such agreement closes prior to or within 120 days following the Expiration Date; (iii) the execution, during the Forfeiture Period, of an agreement or plan that provides for (A) a firm commitment underwritten initial public offering by the Surviving Corporation, (B) a reverse merger pursuant to which the Surviving Corporation or any of its subsidiaries is to become a reporting company under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), (C) a spin off in whole or in part of the capital stock of the Surviving Corporation or any of its subsidiaries to the shareholders of NAC, or (D) any event similar to the events in (A), (B) and (C), in each such case in which the Surviving Corporation or any of its subsidiaries is valued at $30 million or more pre-money and, in the case of an initial public offering, the proceeds are not less than $10 million, provided in each of the foregoing cases that the transaction contemplated by such agreement or plan closes prior to or within 120 days following the Expiration Date; (iv) the execution, during the Forfeiture Period, of an agreement to provide a private cash equity investment in NAC or any of its subsidiaries of not less than $10 million and pursuant to which the pre-money valuation of the Surviving Corporation and its subsidiaries is $30 million, wherein $10 million or more of the proceeds of such investment is intended for the Surviving Corporation or any of the Surviving Corporation's subsidiaries, provided that the transaction contemplated by such agreement closes prior to or within 120 days following the Expiration Date; (v) the termination by the Surviving Corporation of the employment of Ray Fidel and Mark Sauder, other than for "cause" (as such term is defined or understood under New York law) or on account of their disability, if the Surviving Corporation is, at the time of each of such terminations, in compliance in all material respects with the performance and development criteria set forth in EXHIBIT E; or
          (vi) NAC undergoes a Change in Control, where "CHANGE OF CONTROL" means any of the following: (A) any merger of NAC in which NAC is not the continuing or surviving entity or pursuant to which capital stock of NAC would be converted into cash, securities or other property, other than a merger of NAC in which the holders of NAC's capital stock immediately prior to such merger have the same proportionate ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after such merger or (B) the failure of the individuals who either constituted the Board of Directors of NAC at the


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          conclusion of the first meeting of shareholders of NAC following the
          Closing, were elected by the Holders of shares of Series B Preferred Stock or by a director who was elected by the Holders of shares of Series B Preferred Stock or were elected or approved by any director who was elected by the Holders of shares of Series B Preferred Stock or by a director who was elected by the Holders of shares of Series B Preferred Stock to constitute a majority of the Board of Directors of NAC, excluding, however, the election, or the nomination for election by NAC's shareholders, of any new director approved by a vote of at least two-thirds of the directors then still in office who were directors at the conclusion of the first meeting of shareholders of NAC following the Closing or by vote of the Holders of shares of Series B Preferred Stock or by a director who was elected by vote of the Holders of shares of Series B Preferred Stock; or (C) any person (other than any Shareholder or affiliate of any Shareholder) acquiring more than 50% of NAC's issued and outstanding capital stock unless such acquisition, or the transaction pursuant to which such acquisition was made, was approved or consented to by the Board or Directors of NAC. For each Valuation Event described in clause (i) through (iv) of this section, the minimum investment and pre-money valuation criteria shall each be increased dollar-for-dollar for any amount in excess of $6.5 million (or, if less, such lesser amount of funding as may be required to be provided to the Surviving Corporation pursuant to SECTION 1.11(b) hereof) in funding provided to the Surviving Corporation by NAC. Whenever this paragraph provides that a transaction is required to close within a specified period of time in order to constitute a Valuation Event, NAC agrees that it shall use commercially reasonable efforts to satisfy all conditions to such closing that are within NAC's control to permit such transaction to close within such time period.

          (f) LEGEND. In addition to the legend provided in SECTION 4.8 of this Agreement and any legend that may be required under the Standstill Agreement, the certificates representing the Forfeitable Shares shall bear the following legend:

                    THESE SHARES ARE TAKEN SUBJECT TO A POSSIBILITY OF FORFEITURE AS SET FORTH IN THE MERGER AGREEMENT AND PLAN OF REORGANIZATION AMONG NATIONAL AUTO CREDIT INC., ZLT ACQUISITION CORP., ZOOMLOT CORPORATION, AND ERNEST C. GARCIA II, VERDE REINSURANCE COMPANY, LTD., ERNIE GARCIA III 2000 TRUST, BRIAN GARCIA 2000 TRUST, RAY FIDEL, STEVEN JOHNSON, MARK SAUDER, EJMS INVESTORS LIMITED PARTNERSHIP, COLIN BACHINSKY, CHRIS ROMPALO, DONNA CLAWSON, MARY REINER, AND KATHY CHACON. STOP TRANSFER INSTRUCTIONS HAVE BEEN PLACED AGAINST THESE SHARES TO RESTRICT THEIR TRANSFER, EXCEPT AS PERMITTED UNDER SUCH MERGER AGREEMENT."


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          (g) OTHER MATTERS RELATING TO FORFEITABLE SHARES. During the
          Forfeiture Period, the Shareholders will be entitled to all dividends paid with respect to the Forfeitable Shares and the Forfeitable Shares shall be treated for all purposes as outstanding stock of NAC. Each of the parties agrees that inclusion of the forfeiture provisions arises because of difficulties in determining the current value of either or both of ZoomLot and NAC. Consistent with the foregoing, none of the parties shall take a position that the Forfeitable Shares do not constitute shares received in the reorganization described in SECTION 1.6; provided, however, that, if any of the Forfeitable Shares is forfeited in accordance with the provisions of this Agreement, such shares shall be treated as an adjustment in the number of shares issued in connection with the reorganization. In the event any Forfeitable Shares shall be forfeited as provided herein, upon the forfeiture of such Shares any and all dividends or other distributions theretofore paid or made with respect to such Shares shall forthwith be returned to NAC.

          (h) STOP TRANSFER. Each Shareholder consents to the placing of stop transfer instructions on the books and records of NAC and its transfer agent against such Shareholder's NAC Merger Shares (and against any other of NAC issued as a dividend or other distribution upon, or issued in exchange for, upon the conversion of or in full or partial payment or consideration for any NAC Merger Shares) to restrict their transfer, except as permitted under this Agreement and the Standstill Agreement.

          (i) FORFEITURE MECHANICS.

              (i) NAC shall be entitled to immediate return of any Forfeitable Shares forfeited hereunder from any one or more Shareholders, individually or jointly, at NAC's discretion, without being required to seek a proportionate return from all Shareholders.

              (ii) If Forfeitable Shares are required to be returned and the number of Forfeitable Shares that are to be returned has been determined, the Shareholders' Representative shall have seven (7) business days from the date of notice sent to the Shareholders' Representative to return and deliver to NAC the stock certificate(s) representing such Shares, properly endorsed for transfer to NAC. If the Shareholders' Representative fails to deliver to NAC the stock certificate(s) representing such Shares to NAC within such time period, the Shareholders shall be jointly and severally liable for all costs and expenses (including legal fees) incurred by NAC in connection with the return and/or cancellation of such Shares.

              (iii) In addition to any other remedy available to NAC hereunder or at law, upon forfeiture of any Forfeitable Shares, such Shares shall be deemed cancelled and shall be deemed to no longer be outstanding, and NAC shall be entitled to treat them as such, regardless of whether the stock certificate(s) representing such Forfeitable Shares have been delivered to NAC.


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      1.9 NON-TRANSFERABILITY OF SHARES SUBJECT TO FORFEITURE. During the
Forfeiture Period, the Forfeitable Shares shall be non-transferable, except if the intended transferee agrees, in a writing delivered to, in form and substance satisfactory to, and for the benefit of, NAC, to be bound by this Agreement.

      1.10 SEAT ON NAC BOARD. The Certificate of Designations shall provide that, subject to the terms and conditions set forth therein, the registered holders of the outstanding shares of the Series B Preferred Stock shall be entitled, voting as a class, to elect one or more members to the board of directors of NAC. At the point in time at which the holders of shares of the Series B Preferred Stock are no longer entitled, as a class, to elect any member to the board of directors of NAC, the Shareholders' Representative, on behalf of the Shareholders, shall be entitled to nominate one person for election to the board of directors of NAC, provided the nominee is reasonably satisfactory to NAC. NAC shall take action to cause such nominee to be elected to NAC's board of directors promptly thereafter. NAC shall include such nominee as may have been designated by the Shareholders' Representative in management's slate of nominees for election at each annual meeting of NAC's shareholders and shall take all other actions necessary or appropriate to cause such nominee to be elected to the Board, including the solicitation of proxies in support thereof. All rights of the Shareholders or of the Shareholders' Representative under this SECTION
1.10 shall expire upon the earlier of (a) the date as of which the Nonforfeitable Shares are no longer subject to lockup under the Standstill Agreement or (b) such time as the Shareholders own of record, in the aggregate, less than five million (5,000,000) shares of NAC Common Stock (it being agreed and understood that for the purposes of determining the whether the Shareholders own of record such number of shares of NAC Common Stock, each Shareholder shall be deemed to own of record, in addition to the number of shares of NAC Common Stock owned of record by such Shareholder, ten (10) shares of NAC Common Stock for each outstanding share of Series B Preferred Stock or Series C Preferred Stock owned of record by such Shareholder), as adjusted for any stock splits, reorganizations or recapitalizations, whether or not any of such shares of NAC Common Stock (or the shares of Series B Preferred Stock or Series C Preferred Stock referred to in the preceding parenthetical clause) is subject to forfeiture but has not yet been forfeited as provided above.

      1.11 FUNDING; PROTECTIVE PROVISIONS.

           (a) NAC and each Shareholder acknowledge and agree that, during the Forfeiture Period (or, if earlier, until such time as the Forfeitable Shares are no longer subject to forfeiture under the terms of this Agreement) and subject to the terms of their respective employment agreements, Ray Fidel, Mark Sauder and Eric Splaver shall have authority and responsibility for the day-to-day management and operation of the Surviving Corporation's business, and shall assist NAC in setting mutually acceptable goals and budgets to maximize the productivity, efficiency and profitability of the Surviving Corporation. Notwithstanding the foregoing, the authority and responsibility for the day-to-day management of the Surviving Corporation's business shall not be deemed to authorize or permit management, except with the prior approval or consent of the Surviving Corporation's Board of Directors, to take any action traditionally or under applicable law requiring the approval or authorization of the Surviving Corporation's Board of Directors, which action would include, without limitation, any of the following:

                  (i) To sell or otherwise dispose of any property or assets of the Surviving Corporation or of any subsidiary of the Surviving Corporation, other than in the ordinary course of business of the Surviving Corporation or such subsidiary, or collaterally assign, mortgage, pledge or otherwise encumber any of the property or assets of the Surviving Corporation or of any subsidiary of the Surviving Corporation;

                  (ii) To incur, or allow or permit any subsidiary to incur, any indebtedness, other than normal trade payables, equipment leases and similar items incurred in the ordinary course of business;

                  (iii) To incur, or allow or permit any subsidiary to incur, any obligation in excess of $100,000 or any series of obligations, or group of similar obligations, that together exceed $250,000 in the aggregate;

                  (iv) To change the terms of any employment agreement or other compensation arrangement with any Shareholder;

                  (v) To change the business of the Surviving Corporation;

                  (vi) To engage any accounting or law firm or consultant or consulting firm not currently retained by ZoomLot;

                  (vii) To hire any employee whose total compensation exceeds
            $100,000 in any year;

                  (viii) To declare or pay any bonus to any employee; or

                  (ix) To enter into (including by way of renewal or extension)
            any related party transaction.

            (b) During the Forfeiture Period, unless otherwise agreed to by the Shareholders' Representative, NAC agrees (i) subject to the reduction described below, to make additional working capital of up to six million five hundred thousand dollars ($6500,000) available to the Surviving Corporation in order to facilitate the continued development of the Surviving Corporation, two million dollars ($2,000,000) of which shall be funded within 10 days following the Closing; (ii) to maintain separate books and records for the Surviving Corporation and its subsidiaries on a consolidated basis (it being agreed and understood that the foregoing provisions of this clause (ii) shall not be deemed to restrict NAC in consolidating (for tax, accounting or other purposes) the Surviving Corporation and its subsidiaries with NAC and such other direct or indirect subsidiaries as NAC may from time to time have); (iii) to maintain the Surviving Corporation as a separate entity and not to combine, merge, consolidate or liquidate the Surviving Corporation or sell or otherwise dispose of any of its assets except in the ordinary course of its business or sell or otherwise dispose of any of its stock; (iv) not unreasonably to change, except in the ordinary course of its business, (A) the prices charged for the Surviving Corporation's products and services,
      (B) the level of compensation of the Surviving Corporation's consultants and full-time corporate employees or (C) the level of the Surviving

      Corporation's general and administrative expenses; and (v) calculate the Surviving Corporation EBITDA in accordance with GAAP, consistently applied. NAC shall not change the name of the Surviving Corporation during the Forfeiture Period without the prior written consent of the Shareholders' Representative. NAC may withhold from the funds required to be provided pursuant to clause (i) above an amount equal to the amount of any damages or other expenses incurred by the Surviving Corporation or NAC as a result of a breach of any representation, warranty or other covenant or agreement of ZoomLot or the Shareholders (or any of them) set forth in this Agreement until the amount of such damages or other expenses (less any applicable basket as contemplated by SECTION 8.5(b) hereof) has been paid to NAC; and if NAC withholds any such funds pursuant to the foregoing right, but it is subsequently determined that there was no such breach, appropriate revisions to EXHIBITS A and E shall be made retroactively.

            (c) Notwithstanding anything in this Agreement to the contrary, the obligations of NAC to provide funding to the Surviving Corporation or to act or refrain from taking action (including, without limitation, any of the actions or restrictions set forth in paragraph (a) above) shall be expressly conditioned upon the Surviving Corporation and its management meeting in all material respects the agreed-upon performance and development criteria set forth in EXHIBIT E other than on account of the material breach by NAC of its covenants hereunder.

            (d) Provided that the Surviving Corporation is meeting in all material respects the performance and development criteria set forth in EXHIBIT E, NAC shall not take any action, except with the consent of the Shareholders' Representative, to remove or replace the officers of the Surviving Corporation or any member of the Board of Directors of the Surviving Corporation who has been nominated by the Shareholders pursuant to SECTION 1.4(b) above; PROVIDED, HOWEVER, that, notwithstanding the foregoing, any Employment Agreement with any Shareholder shall be subject to termination by the Surviving Corporation for "cause" or on account of the disability of such Shareholder in accordance with the terms of such Employment Agreement regardless of whether the performance and development criteria set forth in EXHIBIT E have been, or are being, met. The foregoing provisions of this clause (d) shall not affect or limit the occurrence of any Valuation Event pursuant to clause (v) of SECTION 1.8(e) above.

            (e) If at any time the agreed-upon performance and development criteria set forth in EXHIBIT E are not being met in any material respect (regardless of the reason(s) therefor, other than on account of the material breach by NAC of its covenants hereunder), NAC shall be entitled to replace (or cause the Surviving Corporation to replace) any or all of the then-existing management without any liability therefor (other than liability, if any, for any severance benefits to be paid under the respective officer's employment agreement). In the event NAC wishes to exercise the above entitlement, NAC shall have the right, but not the obligation, (prior to and in anticipation of the exercise of such entitlement) to submit to arbitration, before the AAA in the City, County and State of New York, under the rules thereof, the question of whether such performance and development criteria have been or are being met in all material respects. Such arbitration shall be submitted for determination before a single arbitrator selected mutually by NAC and the Shareholders' Representative; provided, however, that, if within ten (10) days following receipt by the Shareholders' Representative of a demand for arbitration from NAC, NAC and the Shareholders' Representative cannot agree upon an arbitrator, such arbitration shall be submitted for determination before a single arbitrator selected by the AAA. The determination rendered in any such arbitration shall be conclusive and binding on all of the parties hereto.

      1.12 CYGNET PAYABLE AND TRANSFER OF ASSETS. Prior to the Closing, ZoomLot shall transfer the Finance System Plus dealer management system and all of the assets acquired from Wilson Software Corp. and Donald G. Wilson (such dealer management system and such assets, collectively, the "DMS ASSETS") to Cygnet Capital Corporation ("CYGNET") and shall assign to Cygnet the related contract with Wilson Software Corp. (which contract shall be assumed by Cygnet), and, in consideration thereof, the current obligation of ZoomLot to Cygnet of approximately five million dollars ($5,000,000), shall be reduced to _________ dollars ($________), and contemporaneously with the Closing, the outstanding amount of such current obligation of ZoomLot to Cygnet shall be satisfied upon the payment out of funds contributed to ZoomLot by NAC at the Closing in an amount not to exceed $4,562,567.56 (the "CYGNET PAYABLE"). The Surviving Corporation shall have the right to repurchase the DMS Assets pursuant to a Right of Repurchase in the form attached hereto as EXHIBIT K. Cygnet and the Garcia Shareholders (as defined below) jointly and severally agree that if both the First Objective and Second Objective are not met by the Expiration Date, or a Valuation Event does not occur prior to the Expiration Date, then an amount equal to the Cygnet Payable, plus interest thereon from the Closing Date at nine percent (9%) per annum, shall immediately be due and payable from Cygnet and the Garcia Shareholders to NAC. The Garcia Shareholders (jointly and severally) and Cygnet agree that they shall be jointly and severally liable for any payment to NAC as a result of the previous sentence. Without limiting the foregoing, the Garcia Shareholders (jointly and severally) and Cygnet, jointly and severally, agree that NAC shall be entitled to seek repayment from all or any one of the Garcia Shareholders and/or from Cygnet, individually or jointly, at NAC's discretion, without being required to seek a proportionate return from all or any of the Garcia Shareholders and Cygnet. For purposes of this SECTION 1.12, the term "GARCIA SHAREHOLDERS" shall mean, collectively, Ernest C. Garcia, II and Verde Reinsurance Company, Ltd.

      1.13 TAKING OF NECESSARY ACTION; FURTHER ACTION. NAC and Merger Sub, on the one hand, and ZoomLot and the Shareholders, on the other hand, shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to carry out the purposes of this Agreement and to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of the Constituent Corporations or to subject the Surviving Corporation fully to all debts and obligations of the Constituent Corporations. The officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations, or otherwise, to take, and shall take, all such actions.

                                    ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES OF NAC
                                 AND MERGER SUB

      NAC and Merger Sub hereby represent and warrant to ZoomLot and the Shareholders that, as of the date hereof, and (except as otherwise specified below) again at and as of the Effective Time, except as set forth in the section corresponding with the section below of a letter, dated as of the date hereof, furnished by NAC or the Merger Sub to ZoomLot and the Shareholders or the Shareholders' Representative (the "NAC DISCLOSURE LETTER"), that:

      2.1 ORGANIZATION AND QUALIFICATION. Each of NAC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a materially adverse effect on its assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or financing arrangements. The copies of the Certificate of Incorporation and Bylaws of NAC and the Certificate of Incorporation and Bylaws of Merger Sub previously furnished to ZoomLot and the Shareholders or the Shareholders' Representative reflect all amendments thereto and are correct and complete and, except for and as contemplated by the Certificate of Designations, will not be amended prior to Closing. Notwithstanding anything contained herein to the contrary, no representation is made in this Article 2 with respect the Merger Sub after it has become the Surviving Corporation.

      2.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of NAC and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by NAC and Merger Sub and the consummation by NAC and Merger Sub of the transactions contemplated hereby to be performed by NAC and Merger Sub, respectively, have been duly authorized by NAC and the Merger Sub, respectively, and no other corporate proceedings on the part of NAC or the Merger Sub are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by NAC and Merger Sub and constitutes a valid and binding obligation of each, enforceable against each in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Neither NAC nor Merger Sub is subject to, or obligated under, any provision of (a) its Certificate of Incorporation or its Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its or any of its subsidiaries' assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. Except for such filings as are required to be made pursuant to Delaware Corporate Law in order to create, authorize or authorize the issuance of the shares of Series B Preferred Stock and the Series C Preferred Stock and effect the Merger or pursuant to federal and state securities laws in order to comply with such laws in connection with the registration for resale by the Shareholders of shares of the NAC Common Stock as contemplated under the Registration Rights Agreement, which filings NAC agrees to make as and to the extent provided in the Registration Rights Agreement, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of NAC or Merger Sub for the consummation by NAC and Merger Sub of the transactions contemplated by this Agreement to be performed by NAC and Merger Sub.

      2.3 NO MATERIALLY ADVERSE CHANGES. Except as set forth in one or more of the NAC Business Reports (as defined in SECTION 2.6 hereof), there has not been any materially adverse change in the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or prospects, or financing arrangements of NAC since September 13, 2000.

      2.4 VALIDITY OF STOCK. The NAC Merger Shares shall, when issued: (i) be duly authorized, validly issued, fully paid and nonassessable and free of liens and encumbrances created by any person other than the Shareholders, subject, however to forfeiture as provided for in this Agreement and to such restrictions as are provided for under the Standstill Agreement, and (ii) be free and clear of any transfer restrictions, liens and encumbrances, except for restrictions on transfer under applicable federal securities laws, including Rule 144 promulgated under the Securities Act of 1933, as amended, (the "SECURITIES ACT"), except as provided for in this Agreement and except for such restrictions as are provided for under the Standstill Agreement.

      2.5 CAPITALIZATION. The authorized equity capitalization of NAC consists of 40,000,000 shares of NAC Common Stock and 2,000,000 shares of preferred stock, of which 100 shares have been designated as Series A Convertible Preferred Stock, 275,000 shares have been (or upon the filing of the Certificate of Designations will be) designated as Series B Preferred Stock and 735,000 shares have been (or upon the filing of the Certificate of Designations will be) designated as Series C Preferred Stock. As of the date of this Agreement, 13,615,723 shares of NAC Common Stock are issued and outstanding, all of which shares are validly issued, fully paid and nonassessable, and no shares of preferred stock are outstanding. Except as disclosed in one or more of the NAC Business Reports or provided for in this Agreement or the Certificate of Designations, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating NAC to issue or sell any shares of capital stock of NAC or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of NAC or of any other corporation, nor are there any stock appreciation, phantom stock or similar rights outstanding based upon the book value or any other attribute of NAC. No holders of outstanding shares of NAC Common Stock are entitled to any preemptive or other similar rights.

      2.6 FINANCIAL STATEMENTS AND SEC FILINGS. NAC has made available to the Shareholders (or the Shareholders' Representative) true and correct copies of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by NAC with the U.S. Securities and Exchange Commission (the "SEC") between January 1, 2000 and the date of this Agreement. NAC will also deliver to the Shareholders' Representative, on or before the Effective Time, any reports that are filed with the SEC after the date hereof, and any other reports sent generally to its shareholders after the date hereof, but not required to be filed with the SEC. All such reports are collectively referred to herein as the "NAC BUSINESS REPORTS"; and the financial statements, including the notes thereto, contained in the NAC

Business Reports are collectively referred to hereinafter as the "NAC FINANCIAL STATEMENTS." NAC has duly filed all reports required to be filed by it with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended, and no such report, nor any report sent to NAC's shareholders generally, contains any untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading. The NAC Financial Statements included in the NAC Business Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and present fairly the consolidated financial position, results of operations and cash flows of NAC and its consolidated subsidiaries as of the dates and for the periods indicated therein, subject, in the case of unaudited interim statements, to normal year-end accounting adjustments and the absence of complete footnote disclosure.

      2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent stated in the NAC Financial Statements or in one or more of the NAC Business Reports, NAC does not have any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated, known, unknown or otherwise), other than (i) liabilities incurred in the ordinary course of business and (ii) obligations under contracts and commitments incurred in the ordinary course of business, that, in both clauses (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of NAC.

      2.8 LITIGATION. Except as set forth in one or more of the NAC Business Reports, there are no actions, suits, proceedings, orders or investigations pending or threatened against NAC, at law or in equity, in any court or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to NAC for any of the foregoing.

      2.9 NO COMMISSIONS. NAC has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

      2.10 NO LIABILITIES OF MERGER SUB. Except for its obligations under this Agreement, Merger Sub is not subject to any liabilities, obligations or claims, whether absolute or contingent, liquidated or unliquidated, known or unknown. Merger Sub was formed solely for the purpose of consummating the transactions contemplated by this Agreement and has not engaged in any business or other activities for any other purpose.

      2.11 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of NAC or Merger Sub is required in connection with the consummation of the transactions contemplated by this Agreement except the filing of the Certificate of Merger and the Certificate of Designations with the Secretary of State of Delaware and the filing and registration with the SEC and/or state securities or "blue sky" commissions or other authorities as contemplated under the Registration Rights Agreement.

      2.12 DISCLOSURE. Neither this Agreement nor any of the exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact known to NAC that has not been disclosed to the Shareholders (or the Shareholders' Representative) that materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including the operating results, assets, customer, supplier or employee relations and business prospects, of NAC.

      2.13 TAX MATTERS.


            (a) NAC has, and at the Effective Time will have, no plan or intention to:

                  (i)   Liquidate Merger Sub;

                  (ii) Merge Merger Sub with or into any other corporation other than ZoomLot;

                  (iii) Sell or otherwise dispose of the stock of Merger Sub except for transfers of stock to corporations "controlled" (within the meaning of Section 368(c) of the Code) by NAC;

                  (iv) Cause Merger Sub to sell or otherwise dispose of any of its assets or assets acquired in the Merger except for
                        (i) sales or other dispositions made in the ordinary course of business, (ii) transfers described in Section 368(a)(2)(C) of the Code; (iii) transfers to members of the "qualified group" (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) encompassing NAC (the "NAC GROUP") following the Effective Time, or (iv) transfers to a partnership if either (x) members of the NAC Group, in the aggregate, own a significant interest in that partnership or (y) one or more members of the NAC Group have active and substantial management functions as a partner with respect to that partnership;

                  (v) Cause Merger Sub to issue additional shares of stock that would result in NAC losing "control" (within the meaning of Section 368(c) of the Code) of Merger Sub following the Effective Time;

                  (vi) Cause Merger Sub or the NAC Group following the Effective Time to discontinue the historic business conducted by ZoomLot preceding the Effective Time or fail to use in the Surviving Corporation's business a significant portion of the assets held by ZoomLot immediately preceding the Effective Time;

                  (vii) Take any action that might otherwise cause the Merger not to be treated as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

            (b) Prior to the Effective Time, neither NAC nor any person "related" to NAC will, "in connection with" the Merger, acquire (directly or indirectly) any shares of ZoomLot capital stock. For purposes hereof, the term "related" has the meaning in Treasury Regulations Section 1.368-1(e)(3) and the term "in connection with" has the meaning in Treasury Regulations
                  Section 1.368-1(e)(2).

            (c)   At the Effective Time:

                  (i)   NAC will own all of the outstanding stock of Merger Sub;

                  (ii) Merger Sub will own all of the assets ever owned by Merger Sub; and

      2.14 DIRECTORS AND OFFICERS INSURANCE. NAC has furnished to ZoomLot a true and complete copy of its Director and Officer Insurance policy as in effect on the date hereof.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF ZOOMLOT

      ZoomLot and the Principal Shareholders (being those Shareholders that directly or indirectly, beneficially or of record, individually or together with any member of such Shareholder's immediate family and/or other affiliates of such Shareholder, as of the date of this Agreement own five percent (5%) of more of any class of capital stock of ZoomLot), jointly and severally, represent and warrant to NAC and Merger Sub that, as of the date hereof and again at and as of the Effective Time, except as set forth in the section corresponding with the section below of a letter, dated as of the date hereof, furnished by ZoomLot to NAC and Merger Sub (the "ZOOMLOT DISCLOSURE LETTER"), that:

      3.1 ORGANIZATION AND QUALIFICATION. ZoomLot is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. ZoomLot is duly qualified to do business in every jurisdiction where the failure to do so would have a materially adverse effect on its assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition, prospects, or financing arrangements. The copies of ZoomLot's Certificate of Incorporation and Bylaws, which have been furnished by ZoomLot to NAC prior to the date of this Agreement, reflect all amendments made thereto and are correct and complete. ZoomLot does not own any capital stock or other equity interest in any corporation or other entity except that it owns all of the issued and outstanding capital stock of each of the corporations (each, a "ZOOMLOT SUBSIDIARY" and collectively the "ZOOMLOT SUBSIDIARIES") listed in
Section 3.1 of the ZoomLot Disclosure Letter. Each of the ZoomLot Subsidiaries
(a) is a corporation duly organized, validly existing and in good standing under the laws of the State specified after its name in such Section 3.1, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and (b) is duly qualified to do business in every jurisdiction where the failure to do so would have a materially adverse effect on its assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition, prospects, or financing arrangements. The copies of the Certificate of Incorporation (or other charter document) and Bylaws of each of the ZoomLot Subsidiaries, which have been furnished by ZoomLot to NAC prior to the date of this Agreement, reflect all amendments made thereto and are correct and complete

      3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. ZoomLot has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by ZoomLot and the consummation by ZoomLot of the transactions contemplated hereby have been duly authorized by the Board of Directors of ZoomLot and have been duly approved by the Shareholders, and no other corporate proceedings on the part of ZoomLot are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by ZoomLot, and constitutes a valid and binding obligation of ZoomLot, enforceable against ZoomLot in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. ZoomLot is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Agreement or the consummation by it of the transactions contemplated hereby. Except for such filings as are required to be made pursuant to Delaware Corporate Law and Arizona Law in order to effect the Merger, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of ZoomLot for the consummation by ZoomLot of the transactions contemplated by this Agreement. None of the ZoomLot Subsidiaries is subject to, or obligated under, any provision of (a) its Certificate of Incorporation (or other charter document) or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its assets would be created, by the execution, delivery and performance of this Agreement by ZoomLot or the consummation by ZoomLot of the transactions contemplated hereby.

      3.3 CAPITALIZATION AND VOTING RIGHTS. The authorized capital stock of ZoomLot consists of:

          (a) Capital Stock. 1,000,000 shares of common stock, par value $0.001 per share, of which only 100,000 shares are, and immediately prior to the Closing will be, issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are, and immediately prior to the Closing will be, issued and outstanding.

          (b) The outstanding shares of ZoomLot Common stock are, and immediately prior to the Closing will be, owned by the Shareholders and in the respective numbers for each Shareholder as specified in EXHIBIT G attached hereto.

          (c) The outstanding shares of ZoomLot Common Stock are all duly and validly authorized and issued, fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

          (d) There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from ZoomLot or any ZoomLot Subsidiary of any shares of its capital stock. Neither ZoomLot nor any ZoomLot Subsidiary is a party or subject to any agreement or understanding, and there is no agreement or understanding between any persons or entities, that affects or relates to the voting or giving of written consents with respect to any security, or by a director, of ZoomLot or any ZoomLot Subsidiary.

      3.4 BALANCE SHEET.

          (a) ZoomLot has provided NAC with an unaudited consolidated balance sheet, dated as of September 30, 2000 (the "BALANCE SHEET"), a consolidated statement of profit and loss from January 1, 2000 through September 30, 2000, and a consolidated statement of cash flows from January 1, 2000 through September 30, 2000 (collectively, the "CASH STATEMENTS"). The Balance Sheet presents fairly in all material respects the assets and liabilities of ZoomLot (on a consolidated basis) as of the date thereof, subject to normal year-end accounting adjustments and the absence of footnote disclosure. Except as and to the extent stated in the Balance Sheet, neither ZoomLot nor any of the ZoomLot Subsidiaries has any material liabilities or obligations (whether accrued, absolute, contingent, unliquidated, known, unknown or otherwise), other than (i) liabilities incurred in the ordinary course of business and (ii) obligations under contracts and commitments incurred in the ordinary course of business, that, in both clauses (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of ZoomLot (on a consolidated basis). The Cash Statements present fairly (on a consolidated basis) in all material respects the information purported to be presented therein.

          (b) FINANCIALS AUDITED IN DUE COURSE. The Balance Sheet and Cash Statements of ZoomLot and the ZoomLot Subsidiaries are capable of being audited (on a consolidated basis) in accordance with GAAP and SEC Regulation S-X, and SEC Regulation S-B (if applicable) within sixty (60) days of the Closing, although no guaranty is made that this will be done. In addition, ZoomLot will provide NAC with any and all statements for the relevant periods required for the filing of Form 8-K and registration statements as necessitated by or related to this Agreement.

      3.5 NO MATERIALLY ADVERSE CHANGES. Since September 30, 2000, there has not been a materially adverse change in the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or prospects of ZoomLot or any ZoomLot Subsidiary. Without limiting the foregoing, since September 30, 2000, there has not been:

          (a) any change in the assets, liabilities, financial condition or operating results of the ZoomLot or any ZoomLot Subsidiary from that reflected in the Balance Sheet, except changes in the ordinary course of business of the respective entity that have not been, in the aggregate, materially adverse;

          (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of ZoomLot or any ZoomLot Subsidiary (as such business is presently conducted);

          (c) any waiver by ZoomLot or any ZoomLot Subsidiary of a material right or of a material debt owed to it;

          (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by ZoomLot or any ZoomLot Subsidiary, except
          (i) in the ordinary course of business and (ii) that is not material to the assets, properties, financial condition, operating results or business (as such business is presently conducted) of ZoomLot or any ZoomLot Subsidiary;

          (e) any material change or amendment to a material contract or arrangement by which ZoomLot or any ZoomLot Subsidiary or any of its assets or properties is bound or subject;

          (f) any material change in any compensation arrangement or agreement with any employee of ZoomLot or any ZoomLot Subsidiary;

          (g) except as contemplated in SECTION 1.12 above, any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets of ZoomLot or any ZoomLot Subsidiary;

          (h) any resignation or termination of employment of any key officer of ZoomLot or any ZoomLot Subsidiary; and neither ZoomLot nor any ZoomLot Subsidiary, to the best of its knowledge, knows of the impending resignation or termination of employment of any such officer, except that it is expected that Ernest C. Garcia, II will resign as the Chief Executive Officer of ZoomLot at the Closing;

          (i) any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of ZoomLot or any ZoomLot Subsidiary; and neither ZoomLot nor any ZoomLot Subsidiary, to the best of its knowledge, knows of any such loss or cancellation;

          (j) any mortgage, pledge, transfer of a security interest in, or lien, whether or not created by ZoomLot or any ZoomLot Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

          (k) any loans or guarantees or indemnities made by ZoomLot or any ZoomLot Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (l) any declaration, setting aside or payment or other distribution in respect of any of ZoomLot's capital stock, or any direct or indirect redemption, purchase or other acquisition by ZoomLot of any of such stock;

          (m) to the best of ZoomLot's knowledge, any other event or condition of any character that might be reasonably expected materially and adversely to affect the assets, properties, financial condition, operating results or business (as such business is presently conducted) of ZoomLot or any ZoomLot Subsidiary; or

          (n) any agreement or commitment by ZoomLot or any ZoomLot Subsidiary to do any of the things described in this SECTION 3.5.

      3.6 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or threatened against ZoomLot or any ZoomLot Subsidiary, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to ZoomLot for any of the foregoing.

      3.7 SUBSIDIARIES. Except for its ownership of all of the outstanding capital stock of each of the ZoomLot Subsidiaries, ZoomLot does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity. Neither ZoomLot nor any ZoomLot Subsidiary is a participant in any joint venture, partnership or similar arrangement.

      3.8 PATENTS AND TRADEMARKS. ZoomLot and each of the ZoomLot Subsidiaries has sufficient ownership or rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes necessary for its business (collectively, the "INTELLECTUAL Property") as now conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, and except pursuant to software licenses obtained in the ordinary course of business, neither ZoomLot nor any ZoomLot Subsidiary is bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Neither ZoomLot nor any of the ZoomLot Subsidiaries has violated, or by conducting its business as proposed will violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets, licenses, processes, or other proprietary rights of any other person or entity. To the best knowledge of ZoomLot and the ZoomLot Subsidiaries, none of the employees of ZoomLot or any ZoomLot Subsidiary is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with his or her duties to ZoomLot or the respective ZoomLot Subsidiary, as the case may be, or that would conflict with the business of ZoomLot or the respective ZoomLot Subsidiary, as the case may be, as now conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of ZoomLot or any ZoomLot Subsidiary by any employee of ZoomLot or any ZoomLot Subsidiary, nor the conduct of the business of ZoomLot or any ZoomLot Subsidiary as now conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. There is no Intellectual Property or other rights that have been or are being used by ZoomLot or any ZoomLot Subsidiary (or are reasonably expected to be used by ZoomLot or any ZoomLot Subsidiary in the conduct of its business as currently contemplated) in which any employee of ZoomLot or any ZoomLot Subsidiary or any Shareholder has retained any rights. ZoomLot does not believe it is or will be necessary to utilize any inventions of any employee of ZoomLot or any ZoomLot Subsidiary (or people ZoomLot or any ZoomLot Subsidiary currently intends to hire) made prior to or outside the scope of his or her employment by ZoomLot or any ZoomLot Subsidiary. ZoomLot has taken all commercially reasonable action necessary to protect all of the Intellectual Property.

      3.9 COMPLIANCE WITH OTHER INSTRUMENTS. Neither ZoomLot nor any ZoomLot Subsidiary is in violation or default of any provision of its Certificate of Incorporation (or other charter document) or Bylaws, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or of any provision of any federal or state statute, rule of regulation applicable to ZoomLot or such ZoomLot Subsidiary. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice or both, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of ZoomLot or any ZoomLot Subsidiary or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to ZoomLot or any ZoomLot Subsidiary, that adversely affects its business as now conducted or proposed to be conducted immediately following the Closing, or its properties or its financial condition.

      3.10 AGREEMENTS; ACTION. There are no agreements, understandings or proposed transactions between ZoomLot, or any ZoomLot Subsidiary, and any of its officers, directors or affiliates or any officer or director of any affiliate of ZoomLot.

           (a) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which ZoomLot or any ZoomLot Subsidiary is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to, ZoomLot or any ZoomLot Subsidiary in excess of $40,000 or in excess of $250,000 in the aggregate; or (ii) the license of any patent, copyright, trade secret or other proprietary right or intellectual property to or from ZoomLot or any ZoomLot Subsidiary (other than the license of software and products in the ordinary course of business); or (iii) provisions restricting or affecting the development, manufacture or distribution of the products or services of ZoomLot or any ZoomLot Subsidiary; or (iv) indemnification by ZoomLot or any ZoomLot Subsidiary with respect to infringements of proprietary or similar rights.

           (b) Neither ZoomLot nor any ZoomLot Subsidiary has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $20,000 or, in the case of indebtedness and/or liabilities individually less than $20,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or
           (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than (A) the transfer of DMS Assets to Cygnet as contemplated by SECTION 1.12 above or (B) the sale of its inventory in the ordinary course of business.

           (c) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities ZoomLot or any ZoomLot Subsidiary has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

           (d) Neither ZoomLot nor any ZoomLot Subsidiary is a party to or otherwise bound by any contract, agreement or instrument, or subject to any restriction under its Certificate of Incorporation (or other charter document) or Bylaws, that adversely affects its business as now conducted or proposed to be conducted immediately following the Closing, or its properties or its financial condition.

      3.11 RELATED PARTY TRANSACTIONS. No employee, officer or director of ZoomLot or any ZoomLot Subsidiary or member of his or her immediate family is indebted to ZoomLot or any ZoomLot Subsidiary, nor is ZoomLot or any ZoomLot Subsidiary indebted (or committed to make loans or extend any guarantee credit) to any of them. To the best knowledge of ZoomLot and the ZoomLot Subsidiaries, except as set forth in Section 1.12, none of such persons has any direct or indirect ownership interest in any firm or corporation with which ZoomLot or any ZoomLot Subsidiary is affiliated or with which ZoomLot or any ZoomLot Subsidiary has a business relationship, or any firm or corporation that competes with ZoomLot or any ZoomLot Subsidiary, except that employees, officers or directors of ZoomLot or any ZoomLot Subsidiary and members of their immediate families may own, in the aggregate, up to five percent (5%) of the stock in each publicly traded company that may compete with ZoomLot or any ZoomLot Subsidiary. No officer or director of ZoomLot or any ZoomLot Subsidiary nor any member of the immediate family of any such officer or director is directly or indirectly interested in any material contract with ZoomLot or any ZoomLot Subsidiary, excluding, however, any employment agreement between any such officer and ZoomLot or any ZoomLot Subsidiary.

      3.12 PERMITS. ZoomLot and each ZoomLot Subsidiary has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, except for any franchise, permit, license or any similar authority the lack of which could not materially and adversely affect the business, properties or financial condition of ZoomLot or such ZoomLot Subsidiary, as the case may be. Neither ZoomLot nor any ZoomLot Subsidiary is in default in any material respect under any of such franchise, permit, license or other similar authority.

      3.13 EMPLOYEE BENEFIT PLANS. Neither ZoomLot nor any ZoomLot Subsidiary has any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, except for those plans that NAC has elected to continue (which continued plans are listed in the ZoomLot Disclosure Letter).

      3.14 TAX RETURNS, PAYMENTS AND ELECTIONS. Each of ZoomLot and the ZoomLot Subsidiaries has filed all tax returns and reports (including information returns and reports) that are required by law to have been filed by it on or prior to the date hereof or, as of the Effective Time, the Effective Time. These returns and reports are true and correct in all material respects. ZoomLot or the respective ZoomLot Subsidiary has paid, or will pay prior to the same becoming delinquent, all taxes shown to be due and payable on such returns and reports, and any assessments imposed, except those contested by ZoomLot or the respective ZoomLot Subsidiary in good faith and disclosed in writing to NAC. There are no tax deficiencies proposed or assessed against ZoomLot or any ZoomLot Subsidiary, and neither ZoomLot nor any ZoomLot Subsidiary has executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge, nor has any of the federal income tax returns and state income or franchise tax or sales or use tax returns of ZoomLot or any ZoomLot Subsidiary ever been audited by any governmental authority. Since the date of the Balance Sheet, neither ZoomLot nor any ZoomLot Subsidiary has incurred any taxes, assessments or governmental charges other than in the ordinary course of business, and ZoomLot and each applicable ZoomLot Subsidiary has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. ZoomLot or the applicable ZoomLot Subsidiary has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

      3.15 MINUTE BOOKS. The minute books of ZoomLot and each of the ZoomLot Subsidiaries as provided to NAC contains a complete summary of all meetings of directors and stockholders of the respective corporation since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

      3.16 LABOR AGREEMENTS AND ACTIONS; EMPLOYEE COMPENSATION. Neither ZoomLot nor any ZoomLot Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best knowledge of ZoomLot and the ZoomLot Subsidiaries, has sought to represent any of the employees, representatives or agents of ZoomLot or any ZoomLot Subsidiary. There is no strike or other labor dispute involving ZoomLot or any ZoomLot Subsidiary pending, or to the best knowledge of ZoomLot and the ZoomLot Subsidiaries, threatened, that could have a materially adverse effect on the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or prospects, or financing arrangements of ZoomLot or any ZoomLot Subsidiary, nor, to the best knowledge of ZoomLot and the ZoomLot Subsidiaries, is there any labor organization activity involving any employees of ZoomLot or any ZoomLot Subsidiary. To the best knowledge of ZoomLot and the ZoomLot Subsidiaries, no officer or key employee, nor any group of key employees, intends to terminate his/her or their employment with ZoomLot or any ZoomLot Subsidiary, nor does ZoomLot or any ZoomLot Subsidiary have a present intention to terminate his/her or their employment with ZoomLot or any ZoomLot Subsidiary, except that it is expected that Ernest C. Garcia, II will resign his position as Chief Executive Officer of ZoomLot at the Closing. The employment of each officer and other employee of ZoomLot or any ZoomLot Subsidiary is terminable at the will of ZoomLot or such ZoomLot Subsidiary without any penalty or other obligation on account thereof. ZoomLot and each ZoomLot Subsidiary have complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. Neither ZoomLot nor any ZoomLot Subsidiary is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

      3.17 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of ZoomLot or any ZoomLot Subsidiary is required in connection with the consummation of the transactions contemplated by this Agreement, except the filing of the Certificate of Merger with the Secretary of State of Delaware and the Arizona Corporation Commission.

      3.18 TITLE TO PROPERTY AND ASSETS. Each of ZoomLot and the ZoomLot Subsidiaries owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business or do not materially impair ZoomLot's or the respective ZoomLot Subsidiary's ownership or use of such property or assets. With respect to the property and assets that it leases, each of ZoomLot and the ZoomLot Subsidiaries is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances. Neither this Agreement nor the consummation of the transactions contemplated hereby shall cause or result in (a) any new encumbrance or lien on any of the property or assets of ZoomLot or any ZoomLot Subsidiary or (b) any lease or leasehold with ZoomLot or any ZoomLot Subsidiary being terminated or otherwise becoming ineffective or unenforceable.

      3.19 INSURANCE. Each of ZoomLot and the ZoomLot Subsidiaries has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Each of ZoomLot and the ZoomLot Subsidiaries has in full force and effect product liability and errors and omissions insurance in amounts customary for companies similarly situated, and the policies providing such insurance will not be cancelled or terminated or otherwise become ineffective or unenforceable as a consequence of this Agreement or the consummation of the transactions contemplated hereby.

      3.20 DISCLOSURE. Neither this Agreement nor any of the exhibits hereto, including the ZoomLot Disclosure Letter, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact known to ZoomLot or any ZoomLot Subsidiary or any of the Shareholders that that has not been disclosed to NAC that materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including the operating results, assets, customer, supplier or employee relations and business prospects, of ZoomLot or any ZoomLot Subsidiary.

      3.21 ENFORCEABILITY AGAINST CYGNET. Cygnet has the requisite corporate power and authority to enter into this Agreement to the extent provided for herein and to carry out its obligations hereunder. The execution and delivery of this Agreement by Cygnet and the consummation by Cygnet of the transactions contemplated hereby have been duly authorized by the Board of Directors of Cygnet, and no other corporate proceedings on the part of Cygnet are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Cygnet, and constitutes a valid and binding obligation of Cygnet, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Except as set forth in the ZoomLot Disclosure Letter, Cygnet is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Cygnet for the consummation by Cygnet of the transactions contemplated by this Agreement.

                                    ARTICLE 4
                           ADDITIONAL REPRESENTATIONS
                       AND WARRANTIES OF THE SHAREHOLDERS

      Each Shareholder represents and warrants to NAC and Merger Sub as of the date hereof and again at and as of the Effective Time, the following:

      4.1 AUTHORITY. Such Shareholder has the power and authority to enter into this Agreement and to carry out its/his/her obligations hereunder. This Agreement has been duly executed by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Such Shareholder is not subject to, or obligated under, any agreement, arrangement or understanding, or any law, regulation, order, judgment or decree, that would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its/his/her assets would be created, by its/his/her execution, delivery and performance of this Agreement and the consummation by it/him/her of the transactions contemplated hereby. No authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of such Shareholder for the consummation by it/him/her of the transactions contemplated by this Agreement.

      4.2 STOCK OWNERSHIP. Such Shareholder represents that it/him/her is the legal and beneficial owner of the number of shares of ZoomLot Common Stock set forth opposite its/his/her name in the ZoomLot Disclosure Letter, free and clear of all restrictions, liens and encumbrances other than restrictions under federal and state securities laws and as set forth in this Agreement.

      4.3 PURCHASE ENTIRELY FOR OWN ACCOUNT. The NAC Merger Shares to be received by such Shareholder will be acquired for investment for such Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Shareholder has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, such Shareholder further represents that it/he/she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the NAC Merger Shares.

      4.4 DISCLOSURE OF INFORMATION. Such Shareholder believes it/he/she has received all the information it/he/she considers necessary or appropriate for deciding whether to receive the NAC Merger Shares. Such Shareholder further represents that it/he/she has had an opportunity to ask questions and receive answers from NAC and its management regarding the business, properties, prospects and financial condition of NAC. The foregoing, however, does not limit or modify the representations and warranties of NAC in ARTICLE 2 of this Agreement or the right of such Shareholder to rely thereon.

      4.5 INVESTMENT EXPERIENCE. Such Shareholder is an investor in securities of companies in the development stage and acknowledges that it/he/she is able to fend for itself/himself/herself, can bear the economic risk of its/his/her investment and has such knowledge and experience in financial or business matters that it/he/she is capable of evaluating the merits and risks of the investment of owning the NAC Merger Shares.

      4.6 RESTRICTED SECURITIES. Such Shareholder understands that the NAC Merger Shares it/he/she is acquiring are characterized as "restricted securities" under the federal securities laws inasmuch as such Shares are being acquired from NAC in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Shareholder represents that it/he/she is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

      4.7 HOLDING PERIOD. Such Shareholder agrees that, for a period of one year from the Effective Time, it/he/she will not transfer or otherwise dispose of any of the NAC Merger Shares being issued to such Shareholder pursuant to the terms of this Agreement.

      4.8 LEGENDS. It is understood that the Securities Act restricts the transferability of securities, such as the NAC Merger Shares, issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereunder, and that the certificates evidencing the NAC Merger Shares will bear, in addition to the legend provided in SECTION 4.8 above and any legend that may be required under the Standstill Agreement, the following legend:

           THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE

           REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OTHER THAN TO: (A) NATIONAL AUTO CREDIT, INC. (THE "COMPANY") OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT. THE HOLDER OF THIS CERTIFICATE AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED (UNLESS SUCH SECURITY IS TRANSFERRED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY PROPOSED TRANSFER PURSUANT TO CLAUSE (B), (C) OR (D) ABOVE, THE COMPANY MAY REQUIRE THAT THE TRANSFEROR FURNISH IT WITH AN OPINION OF COUNSEL CONFIRMING THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

      4.9 SHAREHOLDINGS OF NAC. Prior to the date hereof, such Shareholder owns beneficially and of record the number of shares of NAC Common Stock set forth in the column across from his/her/its name on EXHIBIT G.

      4.10 DISCLAIMER OF BENEFICIAL OWNERSHIP. Each Shareholder represents that, except as provided in the Standstill Agreement, it/he/she does not, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have, or share, voting or investment power with respect to the NAC Merger Shares being issued to any other Shareholder pursuant to this Agreement.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

      6.1 REGISTRATION RIGHTS. At the Effective Time, NAC and the Shareholders shall enter into a Registration Rights Agreement in the form attached hereto as EXHIBIT B (the "REGISTRATION RIGHTS AGREEMENT").

      6.2 STANDSTILL AGREEMENT. At the Effective Time, the Shareholders shall enter into a Standstill Agreement in the form attached hereto as EXHIBIT C.

      6.3 EMPLOYMENT AGREEMENTS. At the Effective Time, the Surviving Corporation shall have entered into employment agreements substantially in the form attached hereto as EXHIBIT D with those persons designated by NAC on the date hereof.

      6.4 EXPENSES. Each party to this Agreement shall bear it/he/she own expenses in connection with this Agreement and the transactions contemplated hereby, subject, however, to Section 1.8(i) above and ARTICLE 8 below.

      6.5 TAX RETURNS. NAC shall prepare and file any and all tax returns with respect to ZoomLot that were not required to be filed by ZoomLot prior to the Effective Time. The Shareholders' Representative, or one of more of his designees reasonably acceptable to NAC, shall assist NAC in the preparation of such tax returns.

      6.6 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on its/his/her part contained in this Agreement to be untrue or inaccurate at, or at any time prior to, the Effective Time, and (b) any material failure of such party, or any officer, director, shareholder, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it/him/her hereunder.

      6.7 ACCESS TO INFORMATION; CONFIDENTIALITY.

          (a) NAC and ZoomLot shall each have the opportunity to make a complete due diligence review of the books, records, business and affairs of the other.

          (b) To facilitate the due diligence review, NAC and ZoomLot shall provide to each other and each other's agents complete access to all of each other's records and documents, shall provide each other with personal, bank and professional references, and shall use reasonable efforts to make available for consultation customers and suppliers.

          (c) Each party agrees that all non-public information provided to the other will be treated as confidential, and if this Agreement is terminated, will return to the other party all confidential documents (and all copies thereof) in its possession, or will certify to the other that all such documents not returned have been destroyed. Further, regardless of whether this Agreement is terminated, each party shall continue to hold all confidential information of the other in strictest confidence; provided, however, that, if the Merger is consummated, NAC shall have no obligation hereunder to hold in confidence any confidential or non-public information related to, or belonging to, ZoomLot or the Surviving Corporation. Non-public information shall not include any information that a party can demonstrate: (i) was already in such party's possession prior to negotiations related to this transaction; (ii) is or becomes publicly and openly known and in the public domain through no fault of such party; or (iii) is received by such party in a non-confidential manner from a third party having the right to disclose such information.

      6.8 ZOOMLOT DIRECTORS AND OFFICERS LIABILITY. NAC shall use commercially reasonable efforts to include the directors and officers of the Surviving Corporation and all of its subsidiaries in all agreements or covenants of indemnity and all policies of insurance applicable to the directors and officers of NAC.

      6.9 ANTITAKEOVER PROVISIONS. If (i) any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state or (ii) the restriction on business combinations with interested persons contained in NAC's Certificate of Incorporation (collectively an "ANTITAKEOVER PROVISION") is or may become applicable to the Merger or any subsequent transactions with Ernest C. Garcia, II or any of his affiliates or associates, NAC shall take all necessary actions to permit the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Antitakeover Provision on the Merger or any subsequent transactions with Ernest C. Garcia, II or any of his affiliates or associates.

      6.10 TECHNOLOGY AND MARKETING REVIEW. Lightyear Partners, LLC and Columbia Process Partners, Inc. are to commence a 3-week evaluation of the Surviving Corporation's technological platform and marketing strategy within 10 days following the Closing. The management of the Surviving Corporation shall accept and implement the reasonable recommendations of such consultants. To the extent such recommendations are implemented, appropriate changes shall be made to Exhibit A and Exhibit E to take into account any delays or expenses required by the implementation of such recommendations, except to the extent that the delays and expenses required by the implementation of such recommendations have already been taken into account in the preparation of Exhibit A or E. If such recommendations are implemented but NAC and the Shareholders' Representative cannot agree upon what changes, if any, are appropriate to be made to Exhibit A and Exhibit E to take into account any delays or expenses required by the implementation of such recommendations, except to the extent that the delays and expenses required by the implementation of such recommendations have already been taken into account in the preparation of Exhibit A or E, the determination of any such changes will be resolved by binding arbitration before a single, independent arbitrator who is or has been a Certified Public Accountant actively engaged in accounting practice. In the event that NAC and the Shareholders' Representative are unable to agree upon an arbitrator, the arbitrator will be selected by the American Arbitration Association AAA located in New York City in accordance with the commercial arbitration rules of the AAA.

                                    ARTICLE 7

                                   CONDITIONS

      7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) there shall not be pending by or before any court or other governmental body an order or injunction restraining or prohibiting the transactions contemplated hereby; and

          (b) no party hereto shall have terminated this Agreement as permitted herein.

      7.2 ADDITIONAL CONDITIONS TO OBLIGATION OF ZOOMLOT AND THE SHAREHOLDERS. The obligation of ZoomLot and the Shareholders to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of NAC and Merger Sub set forth in ARTICLE 2 above that are qualified by materiality shall be true and correct, and the representations and warranties of NAC and Merger Sub that are not so qualified shall be true and correct in all material respects, on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and each of the NAC and the Merger Sub shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with it hereunder at or prior to the Effective Time;

          (b) NAC shall have furnished to ZoomLot a certificate in which NAC and Merger Sub shall certify that neither NAC nor Merger Sub has any reason to believe that the conditions set forth in SECTION 7.2(a), (d) AND (e) have not been fulfilled.

          (c) NAC shall have furnished to the Shareholders (i) a copy of the text of the resolutions by which the corporate action on the part of NAC and Merger Sub necessary to approve this Agreement, the Merger and the issuance of the NAC Merger Shares were taken and (ii) certificates executed on behalf of NAC certifying, in each case, that such copy is a true, correct and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

          (d) NAC shall have obtained each consent and approval necessary in order that the Merger and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of NAC's assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit; provided, however, that no such consent need be obtained with respect to (i) the Settlement Agreement and Release (the "FRANKINO SETTLEMENT"), dated November 3, 2000, between NAC and Samuel J. Frankino and certain of his affiliates (Samuel J. Frankino and such affiliates, collectively, the "FRANKINO ENTITIES") or (ii) the Stock Purchase and Standstill Agreement (the "READING SETTLEMENT"), dated November 3, 2000, between NAC and Reading Entertainment, Inc. and certain of its affiliates (collectively, the "READING ENTITIES"), and, notwithstanding anything contained herein to the contrary, no representation or warranty is made hereunder by NAC or the Merger Sub that the execution and delivery of this Agreement and/or the consummation of the transactions contemplated hereby will not constitute a breach or violation of, or result in a right of termination or acceleration under, either such agreement (it being agreed and understood, however, that this proviso shall not limit the obligations of NAC to provide any indemnification under the last sentence of SECTION 8.3(a) below);

          (e) Between the date hereof and the Effective Time, (i) there shall have been no materially adverse change in the assets, financial condition, operating results, customer employee, supplier or franchise relations, business condition or prospects, or financing arrangements of NAC, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of NAC and (iii) none of the properties and assets of NAC shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages would have a material and adverse effect on the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or prospects, or financing arrangements of NAC, and NAC shall have delivered to the Shareholders' Representative a certificate, dated as of the Effective Time, to that effect; and

          (f) All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to ZoomLot's counsel, and ZoomLot and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may have reasonably requested.

      7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF NAC AND MERGER SUB. The obligations of NAC and Merger Sub to effect the Merger are also subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of ZoomLot and the Shareholders set forth in ARTICLES 3 and 4 above that are qualified by materiality shall be true and correct, and the representations and warranties of ZoomLot and the Shareholders set forth in ARTICLES 3 and 4 above that are not so qualified shall be true and correct in all material respects, on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and each of ZoomLot and the Shareholders shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it and/or them hereunder at or prior to the Effective Time;

          (b) ZoomLot shall have furnished to NAC a certificate in which ZoomLot and the Shareholders shall certify that they have no reason to believe that the conditions set forth in SECTION 7.3(a), (f), (g) and (h) have not been fulfilled;

          (c) ZoomLot shall have furnished to NAC (i) a copy of the text of the resolutions by which the Board of Directors of ZoomLot and the board of directors or other governing body of each Shareholder that is not an individual approved this Agreement (including, without limitation, the plan of merger contained herein) and the Merger; and (ii) a certificate executed on behalf of ZoomLot by its corporate secretary certifying to NAC that such copy is a true, correct and complete copy of such resolutions of the Board of Directors of

          ZoomLot and that such resolutions were duly adopted and have not been amended or rescinded;

          (d) The Shareholders shall have delivered to NAC the original certificate(s) for the shares of ZoomLot Common Stock, duly endorsed to the Surviving Corporation for cancellation;

          (e) The Shareholders shall have delivered stock powers executed in favor of NAC for each certificate representing Forfeitable Shares, and a limited power of attorney, in substantially the form of EXHIBIT H hereto, directing the persons named therein to deliver the executed stock power to NAC in the event such shares are required to be returned to NAC upon forfeiture.

          (f) ZoomLot and each of the Shareholders shall have obtained each consent and approval necessary in order that the Merger and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration or any encumbrance on any of assets of ZoomLot or any ZoomLot Subsidiary pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit;

          (g) Between the date hereof and the Effective Time, (i) there shall have been no materially adverse change in the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or prospects, or financing arrangements of ZoomLot or any ZoomLot Subsidiary, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of ZoomLot or any ZoomLot Subsidiary and (iii) none of the properties and assets of ZoomLot or any ZoomLot Subsidiary shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a material and adverse effect on the assets, financial condition, operating results, customer, employee, supplier or franchise relations, business condition or prospects, or financing arrangements of ZoomLot or any ZoomLot Subsidiary, and ZoomLot and the Shareholders shall have delivered to NAC a certificate, dated as of the Effective Time, to that effect;

          (h) ZoomLot shall have delivered to NAC an agreement, substantially in the form attached hereto as EXHIBIT K and signed by each employee of ZoomLot or any ZoomLot Subsidiary who is listed on EXHIBIT L (the "TECHNOLOGY EMPLOYEES"), pursuant to which agreement such employee shall have confirmed the transfer to ZoomLot or such ZoomLot Subsidiary of all of such employee's right, title and interest in and to all inventions, ideas, know-how, patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, software programs, proprietary rights and processes that (i) were developed, created or otherwise derived during the period of such employee's employment with ZoomLot or any ZoomLot Subsidiary (whether or not during business time) or (ii) are used or useable in the business or operations of ZoomLot or any ZoomLot Subsidiary as conducted at, or at any time prior to the Effective Time, regardless of when the same was developed, created or otherwise derived (all of the foregoing, collectively, the "PROPRIETARY MATERIAL"). The Technology Employees are the only employees of ZoomLot or any ZoomLot Subsidiary that are reasonably likely to possess any Proprietary Material or any right or interest in any Proprietary Material or to develop or create any Proprietary Material.

          (i) All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to NAC's counsel, and NAC and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably have requested.

                                    ARTICLE 8

                                   INDEMNITIES

      8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by NAC, Merger Sub, ZoomLot and the Shareholders in this Agreement shall survive until December 31, 2004, and no claim for any breach thereof may be made unless notice thereof is given to the other parties prior to such date; provided, however, that the representations and warranties contained in SECTION 2.13 and SECTION 3.14 shall survive until the end of the applicable statute of limitations, if longer, and the representations and warranties contained in SECTION 4.2 shall survive for ten (10) years; and provided, further, however, that the limitations on survival shall not apply to any breach of this Agreement constituting fraud.

      8.2 ZOOMLOT AND THE SHAREHOLDERS AGREEMENT TO INDEMNIFY.

          (a) Subject to the limitations in this ARTICLE 8, ZoomLot and each of the Shareholders, severally and jointly, agree to indemnify, defend and hold harmless NAC and Merger Sub and their respective affiliates, directors, officers, employees and agents from and against all proceedings, judgments, decrees, demands, claims, actions, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, (collectively referred to as "LOSSES") asserted against or incurred by NAC, Merger Sub or their respective directors, officers, employees or agents resulting from a breach of any covenant, agreement, representation or warranty of ZoomLot or the Shareholders contained in this Agreement or the exhibits hereto or in any certificate, document or instrument delivered hereunder by or on behalf of ZoomLot or any Shareholder pursuant hereto other than the Registration Rights Agreement, the Employment Agreements and the Standstill Agreement. Notwithstanding anything contained in the foregoing to the contrary, no Shareholder shall have any obligation hereunder with respect to the breach by any other Shareholder of such other Shareholder's representations and warranties in SECTION 4 above or such other Shareholder's covenant under the last sentence of SECTION 1.8(g) above.

          (b) TAX MATTERS. Subject to the limitations in this ARTICLE 8, ZoomLot and the Shareholders also agree to indemnify, hold harmless and defend NAC and Merger Sub from and against any and all assessments, claims and liability relating to (i) any failure to file federal, state or local tax returns or amended returns for ZoomLot or any ZoomLot Subsidiary for any period, including short periods, for which a return was due, including any extensions, prior to or ending on the Effective Time; (ii) for any non-payment by ZoomLot or any ZoomLot Subsidiary of federal, state or local taxes due prior to or ending on the Effective Time; or (iii) for any errors or omissions related to any federal, state, or local tax returns, filed by ZoomLot or any ZoomLot Subsidiary prior to or ending on the Effective Time; provided, however, that in no event shall ZoomLot or the Shareholders be obligated to indemnify NAC or Merger Sub to the extent that any net operating loss carryover or separate return limitation year reflected in one or more tax returns of ZoomLot or any ZoomLot Subsidiary is subject to limitation or restrictions arising as a result of the Merger.

          (c) LIMITED EXCLUSION FOR ZOOMLOT. Notwithstanding anything contained herein to the contrary, in the event the Merger shall be consummated and ZoomLot shall be merged with and into the Merger Sub to become the Surviving Corporation, any liability contemplated hereunder to be born by ZoomLot shall be borne jointly and severally by the Shareholders and the Shareholders shall not have any right of contribution against, or otherwise have any claim against or right to recover from, ZoomLot or the Surviving Corporation on account of any breach or violation by ZoomLot of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any of the exhibits hereto or any certificate, document or instrument delivered hereunder by or on behalf of ZoomLot.

8.3       NAC AND MERGER SUB'S AGREEMENT TO INDEMNIFY.

          (a) NAC and Merger Sub hereby agree to indemnify, defend and hold harmless ZoomLot and/or the Shareholders and their agents from and against all Losses asserted against or incurred by ZoomLot and/or the Shareholders and their respective affiliates, directors, officers, employees and agents resulting from a breach of any covenant, agreement, representation or warranty of NAC or Merger Sub contained in this Agreement or the exhibits hereto or in any certificate, document or instrument delivered hereunder by or on behalf of NAC or Merger Sub pursuant hereto other than the Registration Rights Agreement, the Employment Agreements and the Standstill Agreement. In addition, in the event (i) any third party should assert any action in the name of or on behalf of NAC against ZoomLot and/or the Shareholders on account of any actual or alleged illegality or impropriety of this Agreement or of the consummation of the transactions contemplated hereby, other than on account of any misrepresentation or breach by ZoomLot and/or any Shareholder hereunder, or (ii) any Frankino Entity shall assert any claim against ZoomLot and/or the Shareholders on account of any breach of the Frankino Settlement resulting from the execution, delivery or performance of this Agreement, or (iii) any Reading Entity shall assert any claim against ZoomLot and/or the Shareholders on account of any breach of the Reading Settlement resulting from the execution, delivery or performance of this Agreement, NAC shall indemnify, defend and hold harmless ZoomLot and the Shareholders with respect to any and all Losses resulting from such claim.

          (b) In addition to the foregoing indemnity, NAC hereby agrees to indemnify, defend and hold harmless the Shareholders from and against all Losses asserted against or incurred by the Shareholders and their respective affiliates, directors, officers, employees and agents as a result of NAC's failure to make a filing determined to be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      8.4 NOTICE OF CLAIM. Any party who has a claim that would give rise to liability pursuant to this ARTICLE 8 shall give prompt notice to all other parties of such claim, together with a reasonable description thereof. With respect to any claim by a third party that is covered by the indemnifications contained hereunder, the party obligated to indemnify shall be afforded the opportunity, at its expense, to defend or settle such claim if, within ten (10) business days of notice thereof, it acknowledges in writing its indemnification obligation hereunder, utilizes counsel reasonably satisfactory to the indemnified party, commences such defense promptly and pursues such defense with diligence; provided, however, that such indemnifying party shall secure the consent of the indemnified party to any settlement, which consent shall not be unreasonably withheld or delayed. If any indemnified party defends any claim hereunder, such party shall use reasonable efforts in such defense and to mitigate Losses arising thereunder and shall not settle any claim without the consent of the indemnifying party, which shall not be unreasonably withheld or delayed.

      8.5 CERTAIN LIMITATIONS.

          (a) CAP FOR BREACH AND SOLE REMEDY. The liability of ZoomLot and the Shareholders for indemnification under SECTION 8.2 above shall be limited, subject to subsection (d) below, to the value (as determined in SECTION 8.6 below) of the NAC Merger Shares that have not been forfeited pursuant to Section 1.8 herein (such value, the "ZOOMLOT CAP"), and, subject to subsection (d) below, the return of such shares (or payment of the value thereof) shall be the exclusive remedy of NAC (or any person acting or purporting to act by or in right of NAC) or affiliate, director, officer, shareholder, employee or agent of NAC in any claim or cause of action based thereon (subject to the exception in SECTION 8.5(d)) against ZoomLot and the Shareholders (or their related parties) for any inaccuracy, misrepresentation, breach of, or default in any of the representations, warranties or covenants given or made by ZoomLot or the Shareholders under this Agreement or any exhibit hereto or in any certificate, document or instrument delivered by or on behalf of ZoomLot or any Shareholder pursuant hereto other than the Registration Rights Agreement, the Employment Agreements and the Standstill Agreement The liability of NAC and Merger Sub for indemnification under SECTION 8.3 above shall be limited, subject to subsection (d) below, to fifteen million dollars ($15,000,000) (the "NAC CAP") and the payment of such amount (or the appropriate portion thereof) shall be the exclusive remedy of

          ZoomLot and the Shareholders (and any person acting or purporting to act by or in right of ZoomLot and/or any one or more of the Shareholders) or affiliate, director, officer, shareholder, employee or agent of ZoomLot or any Shareholder in any claim or cause of action based thereon (subject to the exception in SECTION 8.5(d)) against NAC and/or Merger Sub (or their related parties) for any inaccuracy, misrepresentation, breach of, or default in any of the representations, warranties or covenants given or made by NAC and/or Merger Sub under this Agreement or any exhibit hereto or in any certificate, document or instrument delivered by or on behalf of NAC or Merger Sub pursuant hereto other than the Registration Rights Agreement, the Employment Agreements and the Standstill Agreement.

          (b) ABSENCE OF REMEDY FOR FAILURE TO MEET OBJECTIVES. In addition, NAC acknowledges and agrees that (i) NAC's sole remedy against ZoomLot or the Shareholders for any failure by the Surviving Corporation to achieve either or both of the Objectives shall be return of the Forfeitable Shares, all as described in ARTICLE 1 above, (or, in the event any Shareholder who is required to return to NAC any Forfeitable Shares shall refuse or otherwise fail to do so, to pay NAC the value of such Forfeitable Shares) and (ii) in no event shall ZoomLot or the Shareholders have any liability under this Agreement for any failure of the Surviving Corporation to achieve either or both of the Objectives other than for the return of the Forfeitable Shares (or, in the event any Shareholder who is required to return to NAC any Forfeitable Shares shall refuse or otherwise fail to do so, to pay NAC the value of such Forfeitable Shares); provided, however, that, if any Shareholder shall refuse or otherwise fail to return to NAC any Forfeitable Shares as required under Article 1 above, such Shareholder shall also be liable for damages as provided in SECTION 1.8(i) above. Nothing contained in this clause (b) shall be deemed to limit or restrict in any respect any liability ZoomLot or any Shareholder may have under or pursuant to Section 8.2 or otherwise with respect to any breach or violation of any representation, warranty, covenant or other agreement set forth in this Agreement or any exhibit hereto or in any certificate, document or instrument delivered hereunder by or on behalf of ZoomLot or any Shareholder pursuant hereto.

          (c) BASKET. In no event shall ZoomLot and the Shareholders, as a party on the one hand, or NAC, as a party on the other hand, be required to indemnify the other party for any Losses relating to any matter subject to indemnification under this ARTICLE 8 unless and until such Losses exceed in the aggregate $150,000 (the "BASKET"), in which event all such Losses in excess of the Basket shall be recoverable by the indemnified party.

          (d) INAPPLICABILITY OF CAP AND BASKET. The Basket and ZoomLot Cap or NAC Cap (as applicable) shall not apply to (i) the obligation of Cygnet and the Garcia Shareholders to repay the Cygnet Payable, (ii) any breach of this Agreement constituting fraud, (iii) NAC's obligation of indemnification under clause of SECTION 8.3, (iv) NAC's obligation of indemnification under the last sentence of SECTION 8.3(a), (v) ZoomLot's and the Shareholders' obligation of indemnification under SECTION 8.2(b), (vi) the liability of any Shareholder pursuant to SECTION 1.8(i) or any Shareholder's obligation of indemnification under SECTION 8.2(a) with respect to any breach by it/him/her of
          SECTION 1.8(i), (vii) NAC's obligation of indemnification under
          SECTION 8.3(a) with respect to any breach by NAC of its representations and warranties in SECTION 2.13 or (viii) any Shareholder's obligation of indemnification under SECTION 8.2(a) with respect to any breach by such Shareholder of SECTION 1.8(g).

      8.6 SATISFACTION OF OBLIGATIONS. If any indemnifying party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, subject to the applicable limitations (if any) set forth in SECTION 8.5, the indemnifying party shall pay or otherwise satisfy such amount or obligation to the indemnified party within ten (10) days following receipt by the indemnifying party of written demand from the indemnified party. NAC and Merger Sub shall be obligated to satisfy any obligation pursuant to such claims for indemnification against ZoomLot or the Shareholders by first notifying the Shareholders' Representative of such finally determined obligation, and the Shareholders shall, at their option, either (i) pay the amount of such finally determined obligation in cash to NAC; or (ii) return to NAC a number of NAC Merger Shares equal to the amount of such finally determined obligation divided by $15.00 (subject to adjustment for any stock split, reorganization or recapitalization). If the NAC Merger Shares are not surrendered to NAC within such 10 days, the Shareholders waive their right/option to satisfy any indemnification obligation by the use of NAC Merger Shares. If a Shareholder elects to deliver NAC Merger Shares in satisfaction of an obligation, the Shareholder must first surrender Nonforfeitable Shares and may only deliver shares that remain subject to forfeiture to the extent that the obligation is in excess of the value of all of such Shareholder's Nonforfeitable Shares as determined by clause (ii) above and such Shareholder is surrendering, or has previously surrendered, all of such Shareholder's Nonforfeitable Shares in satisfaction of the current obligation or any prior obligation.

      8.7 EXCLUSIVE REMEDY. The rights and remedies of NAC, Merger Sub, ZoomLot and the Shareholders provided for in this Agreement (including the rights to indemnification) shall be exclusive, and no other rights and remedies that may exist at law or in equity may be asserted against a party. It is agreed and understood that any party hereto may be separately liable, without application of any limitation or exclusion provided for herein, on account of any breach by such party of any of its/his/her representations, warranties, covenants and other agreements set forth in any Employment Agreement, the Standstill Agreement or the Registration Rights Agreement.

                                    ARTICLE 9

                               GENERAL PROVISIONS

      9.1 AMENDMENT. This Agreement may not be amended except by and as provided in an instrument in writing approved by NAC, Merger Sub, ZoomLot and a majority-in-interest of the Shareholders or the Shareholders' Representative (who may agree to any amendment for and on behalf of any and all of the Shareholders) and signed on behalf of each of the parties hereto;

provided, however, that no amendment TO SECTION 1.12 hereof as it relates to Cygnet may be amended except by and as provided in an instrument in writing approved by NAC and Cygnet.

      9.2 NON-WAIVER. Failure to insist upon strict compliance with any term, covenant or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

      9.3 PUBLIC STATEMENTS. Except as required by applicable law, no party shall make any public announcement or statement with respect to the Merger, this Agreement or any related transaction without the approval of the other parties, which approval will not be unreasonably withheld or delayed. Each party agrees to consult with the other parties prior to issuing any such public announcement or statement.

      9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by recognized overnight courier service or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

          If to NAC or the Merger Sub:      National Auto Credit, Inc.
                                            30000 Aurora Road
                                            Solon, Ohio 44139
                                            Attn: _________________
                                            FAX:  ________________


          With a copy to:                   Parker, Duryee, Rosoff & Haft, P.C.
                                            529 Fifth Avenue
                                            New York, New York  10017
                                            Attn:  Herbert F. Kozlov
                                            FAX: 212-972-9487


          If to ZoomLot:                    ZoomLot Corporation
                                            2575 East Camelback, Suite 700
                                            Phoenix, Arizona 85016
                                            Attn:  Steven P. Johnson
                                            FAX: 602-778-5025


          With a copy to:                   Snell & Wilmer, LLP
                                            One Arizona Center
                                            Phoenix, Arizona 85004-2202
                                            Attn:  Steven D. Pidgeon
                                            FAX: 602-382-6070

          If to the Shareholders (or        Ernest C. Garcia, II
          any of them):                     Verde Capital Partners, LLC
                                            2525 East Camelback, Suite 1150
                                            Phoenix, AZ 85016
                                            FAX: 602-778-5025


          With a copy to:                   Snell & Wilmer, LLP
                                            One Arizona Center
                                            Phoenix, Arizona 85004-2202
                                            Attn:  Steven D. Pidgeon
                                            FAX: 602-382-6070


          If to Cygnet:                     Cygnet Capital Corporation
                                            2575 East Camelback Road, Suite 700
                                            Phoenix, Arizona 85016
                                            Attn: Steven P. Johnson
                                            FAX: 602-778-5025


          With a copy to:                   Snell & Wilmer, LLP
                                            One Arizona Center
                                            Phoenix, Arizona 85004-2202
                                            Attn:  Steven D. Pidgeon
                                            FAX: 602-382-6070


All such notices and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if delivered by mail; the next business day, if by recognized overnight courier service; and when receipt acknowledged, if telecopied; provided, however, notice to a party's attorney shall not constitute notice to such party.

      9.5 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the exhibits and attachments hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires. This Agreement is the product of mutual negotiation; and no party shall be deemed the draftsperson hereof or of any portion or provision hereof.

      9.6 SEVERABILITY. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or any of the other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

      9.7 MISCELLANEOUS. This Agreement (together with all other documents and instruments referred to herein or contemplated hereby): (a) constitutes the entire agreement, and supersedes all other prior or contemporaneous agreements, representations, warranties and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, except that NAC and the Merger Sub may assign all or any portion of their rights under this Agreement to any wholly owned subsidiary, but no such assignment shall relieve NAC and the Merger Sub of their obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which NAC may be merged.

      9.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      9.9 GOVERNING LAW. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York without giving effect to principles of conflicts of laws thereof.

      9.10 WAIVER OF JURY TRIAL. Each of the parties hereto expressly waives its right to a jury trial with respect to any such suit, litigation or other judicial proceeding.

      9.11 SHAREHOLDERS' REPRESENTATIVE. The Shareholders hereby irrevocably constitute and appoint Ernest C. Garcia, II to act as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, solely to execute any and all agreements and documents required or contemplated by this Agreement, including any amendments hereto, on behalf of the Shareholders. If, for any reason, Ernest C. Garcia, II is incapacitated or unable to act or submits to NAC and all of the other Shareholders his resignation as the Shareholders' Representative, the Shareholder who then holds of record the largest number of outstanding shares of NAC Common Stock is hereby appointed as to act as the Shareholders' Representative. NAC shall be entitled to send all notices to, and to rely upon all consents and approvals given, and all other actions taken, by, the incumbent Shareholders' Representative until such time as NAC receives actual notice of such Shareholders' Representative's resignation, death or incapacity. NAC shall be entitled to rely upon the response of the Shareholders' Representative in all matters pertaining to the subject matter hereof, including, without limitation, any consent or approval provided or contemplated hereunder to be given by or on behalf of, or obtained from, the Shareholders or any of them. Notice to or service upon the Shareholders' Representative shall be deemed to constitute good and sufficient notice or service upon all of the Shareholders for all matters, including without limitation, all notices, demands for arbitration and legal process. As used in this Agreement, "SHAREHOLDERS' REPRESENTATIVE" means Ernest C. Garcia, II or such other person who may, from time to time, be appointed or authorized to act on behalf of the Shareholders as contemplated by this SECTION 9.11.

      9.12 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARY. This Agreement shall be binding upon and enforceable against the parties hereto and their heirs, executors, legal representatives, successors and assigns and shall inure to the benefit of the parties hereto and their heirs, executors, legal representative, successors and permitted assigns. This Agreement and each of the provisions hereof (including representations, warranties and covenants) are solely for the benefit of the parties and their respective successors and permitted assigns. No provisions of this Agreement or any of the documents and certificates executed in connection herewith (including any representations, warranties and covenants) shall be construed as creating any rights of any nature whatsoever in any other person or entity other than the parties (and their respective affiliates, directors, officers, employees and agents) and their respective successors and permitted assigns.

                   [Balance of page intentionally left blank]

                                MERGER AGREEMENT

                                 SIGNATURE PAGE


      IN WITNESS WHEREOF, each of NAC, Merger Sub, ZoomLot and the Shareholders has executed this Agreement, or caused it to be executed on its behalf by an officer or other representative thereunto duly authorized, all as of the date first written above.


                                       NATIONAL AUTO CREDIT, INC., a Delaware
                                       corporation


                                       By:
                                          --------------------------------------
                                          Name: James J. McNamara
                                          Title: Chief Executive Officer



                                       ZOOMLOT ACQUISITION CORP., a Delaware
                                       corporation


                                       By:
                                          --------------------------------------
                                          Name: James J. McNamara
                                          Title: President



                                       ZOOMLOT CORPORATION, a Delaware
                                       corporation


                                       By:
                                          --------------------------------------
                                          Name: Ernest C. Garcia, II
                                          Title: Chief Executive Officer



                                          --------------------------------------
                                          ERNEST C. GARCIA, II

                                MERGER AGREEMENT

                                 SIGNATURE PAGE




                                       VERDE REINSURANCE COMPANY, LTD., a Nevis
                                       Island corporation


                                       By:
                                          --------------------------------------
                                          Name: Ernest C. Garcia, II
                                          Title: Managing Director



                                       ERNIE GARCIA III 2000 TRUST


                                       By:
                                          --------------------------------------
                                          Name: Steven P. Johnson
                                          Title:  Trustee



                                       BRIAN GARCIA 2000 TRUST


                                       By:
                                          --------------------------------------
                                          Name: Steven P. Johnson
                                          Title:  Trustee



                                          --------------------------------------
                                          RAY FIDEL



                                          --------------------------------------
                                          STEVEN P. JOHNSON



                                          --------------------------------------
                                          MARK SAUDER



                                       EJMS INVESTORS LIMITED PARTNERSHIP,
                                       an Arizona limited partnership

                                       By: SMJE INVESTORS, LLC, AN ARIZONA
                                       LIMITED LIABILITY COMPANY, the
                                       General Partner


                                       By:
                                          --------------------------------------
                                          Name:
                                               ---------------------------------
                                          Title:
                                                --------------------------------

                                MERGER AGREEMENT

                                 SIGNATURE PAGE




                                       -----------------------------------------
                                       COLIN BACHINSKY



                                       -----------------------------------------
                                       CHRIS ROMPALO



                                       -----------------------------------------
                                       DONNA CLAWSON



                                       -----------------------------------------
                                       MARY REINER



                                       -----------------------------------------
                                       KATHY CHACON


                              Agreement as to SECTION 1.12 and ARTICLE 9 of this Agreement only, and for the purposes of those provisions of this Agreement Cygnet shall be deemed a party to this Agreement:


                              CYGNET CAPITAL CORPORATION, an Arizona corporation



                              By:
                                 ------------------------------------
                                 Name: Steven P. Johnson
                                 Title:  Vice President and Secretary